Exhibit 3.8

Rosa MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 8970-4520 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20120602264-15 Filing Date and Time 8/30/2012 8:25 AM Entity Number E0463822005-6

Certificate of Designation

Nevada Profit Corporations

(PURSUANT TO NRS 78.1955)

1. Name of corporation:

MEDYTOX SOLUTIONS, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation; Number of Shares. The designation of said series of Preferred Stock shall be Series C Convertible Preferred Stock ("Series C Preferred Stock"). The number of shares of Series C Preferred Stock shall be one million (1,000,000). Each share of Series C Preferred Stock shall have a per value of $.0001 per share.

(CONTINUED ON EXHIBIT "A" ATTACHED HERETO)

3. Effective date of filing: (optional)

Upon Filing

(must not be later than 90 days often the certificate is filed)

4. Signature: (required)

X

/s/ William Forhan

Signature of Officer William G. Forhan, CEO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

EXHIBIT "A" TO CERTIFICATE OF DESIGNATION

MEDYTOX SOLUTIONS, INC.

2.

Ranking. With respect to dividends (as provided in Section 3 below) and liquidation rights (as provided in Section 4 below), the Series C Preferred Stock shall rank on parity with the Corporation's common stock, par value $.0001 per share ("Common Stock").

3.

Dividends. From and after the date of the issuance of any shares of Series C Preferred Stock (the "Original Issuance Date"), each holder of outstanding shares of Series C Preferred Stock shall be entitled to receive on account of such shares (participating pari passu with the holders of Common Stock), dividends in cash out of any funds of the Corporation legally available for the payment thereof, at the same time any dividend will be paid or declared and set apart for payment on any shares of any Common Stock, in an amount equal to the amount which such holder would have been entitled to receive if such Series C Preferred Stock were converted to Common Stock under Section 6(a) on the date such dividend is paid or declared and set apart for payment.

4.

Voting Rights.  Each holder of outstanding shares of Series C Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock and shall have such number of votes equal to twenty five (25) votes for every one (1) share of Series C Preferred Stock held by such holder, except as otherwise required by law. Except as provided by law, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of outstanding shares of Series C Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders (participating pari passu with the holders of Common Stock), the amount which such holder would have been entitled to receive if all of the shares of Series C Preferred Stock held by such holder were, immediately prior to the time of such distribution, converted into that number of fully-paid nonassessable shares of Common Stock equal to the Conversion Number (as defined below). From and after the distribution of such amount, such holder's shares of Series C Preferred Stock shall no longer be deemed to be outstanding, and all rights of such holder of such shares shall cease and terminate.

6.

Conversion.

(a)

 Right to Convert.  Subject to the terms and conditions of this Section 6, each holder of outstanding shares of Series C Preferred Stock shall have the right to convert some or all of the outstanding shares of Series C Preferred Stock then held by such holder into that number of fully-paid and nonassessable shares of Common Stock equal to the Conversion Number (as defined below) as of the time of such conversion. For purposes of this Certificate of Designation, the "Conversion Number" as of a specified date shall be the number resulting from the following calculation, rounded down to the nearest whole number: (i) the quotient of (I) 1 divided by (II) the product of 0.80 multiplied by the Market Price of the Common Stock as of such date, multiplied by (ii) the total number of outstanding shares of Series C Preferred Stock being converted as of such date; provided, however, that if the number resulting from such calculation is a number that is less than 10% of the total number of outstanding shares of Series C Preferred Stock being converted (the "Minimum Number"), the Conversion Number shall be the Minimum Number.  Such right of conversion shall be exercised by a holder of outstanding shares of Series C Preferred Stock by delivery of a written notice to the Corporation stating that the holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted (the "Conversion Certificates") to the

Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of outstanding shares of the Series C Preferred Stock) at any time during its usual business hours on the date set forth in such notice.

For purposes of this Section 6(a),  the "Market Price" shall be, as of any specified date with respect to any share of Common Stock, (i) if the Common Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is quoted on the National Market System of the Nasdaq Stock Market (the "National Market System") or the Nasdaq Small Cap Market (the "Small Cap Market"), the last reported share price of the Common Stock on such exchange or on the National Market System or the Small Cap Market on such date, or if no such sale is made on such date, the mean of the closing bid and ask prices for such date on such exchange or on the National Market System or the Small Cap Market; (ii) if the Common Stock is not so listed or admitted to unlisted trading privileges or so quoted but the bid and ask prices are reported by the Nasdaq or the National Quotation Bureau Incorporated (or any successor thereto), the Market Price as of a specified date shall be the mean of the last bid and ask prices reported on such date (x) by the Nasdaq or (y) if reports are unavailable under clause (x) above by the National Quotation Bureau Incorporated (or any successor thereto); or (iii) if the Common Stock is not so listed or admitted to unlisted trading privileges or so quoted and bid and ask prices are not so reported, the Market Price shall be established by the board of directors by resolutions duly adopted and certified by the Secretary of the Corporation, which certified resolutions (x) set forth the price per share of Common Stock established by the board of directors which shall be based on the price that would be paid for all of the capital stock of the Corporation in an arm's-length transaction between a willing buyer and a willing seller (neither acting under compulsion) as reasonably determined by the board of directors, or, in the event that the board of directors reasonably determines that such valuation would exceed $10 million, as determined by the valuation of a nationally recognized investment banking or appraisal firm, and (y) are delivered to the holder of such outstanding shares of Series C Preferred Stock within 10 business days following the date of such determination.

(b)

Issuance of Certificate; Time Conversion Effected.  Promptly after the receipt of the written notice referred to in Section 6(a) and the surrender of the Conversion Certificates as provided in Section 6(a), the Corporation shall issue and deliver to a holder exercising conversion rights under Section 6(a), at such holder's address as it shall appear on the records of the Corporation, (i) a certificate or certificates representing that number of fully-paid nonassessable shares of Common Stock issuable upon the conversion of such shares of Series C Preferred Stock pursuant to Section 6(a) and (ii) to the extent that such holder exercises his, her or its right to convert some but not all of the outstanding shares Series C Preferred Stock then held by such holder pursuant to Section 6(a), a certificate or certificates for that number of shares of Series C Preferred Stock represented by the Conversion Certificates for which such holder is not exercising his, her or its conversion rights under this Section 6(a) (if any).  Such conversion shall be deemed to have been effected as of the date on which the written notice delivered pursuant to Section 6(a) is actually received by the Corporation and the Conversion Certificates shall have been duly surrendered.  All dividends accrued but unpaid with respect to any shares of Series C Preferred Stock converted under Section 6(a) shall be paid in cash within seven (7) days following the date on which such shares are converted (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

(c)

Effect of Subdivision or Combination of Common Stock on Conversions.  In case the Corporation shall at any time subdivide (by stock split, stock dividend, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock into which the Series C Preferred Stock is convertible shall be proportionately increased.  In case the Corporation shall at any time combine (by reverse stock split or otherwise) its outstanding shares of

Common Stock into a lesser number of shares, the number of shares of Common Stock into which the Series C Preferred Stock is convertible shall be proportionately decreased.

(d)

Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Series C Preferred Stock shall upon conversion of the Series C Preferred Stock as described in this Certificate of Designation have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately therefor receivable upon the conversion of such share or shares of Series C Preferred Stock, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such Common Stock immediately receivable upon such conversion had such reorganization or reclassification not taken place.  In any such case, appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise of such conversion rights.

(e)

Mandatory Conversion.  Any shares of Series C Preferred Stock outstanding on the first anniversary of the Original Issuance Date (the "Mandatory Redemption Date") shall be automatically converted into that number of fully-paid nonassessable shares Common Stock into which the holder thereof would have been entitled to receive had such shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 6(a) on the Mandatory Redemption Date or, to the extent that such holder surrenders a certificate or certificates representing all of the shares of Series C Preferred Stock held by such holder at the at the Corporation's principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of outstanding shares of the Series C Preferred Stock) prior to the Mandatory Redemption Date, such shares shall be converted into that number of shares of Common Stock to which the holder thereof would have been entitled to receive had such shares of Series C Preferred Stock been converted to Common Stock pursuant to Section 6(a) on the date such certificate or certificates are so surrendered.  All certificates evidencing the shares of Series C Preferred Stock held by a holder shall, on the Mandatory Redemption Date or such earlier date on which such certificates are so surrendered, be deemed to have been retired and canceled and the shares of Series C Preferred Stock represented thereby converted into shares of Common Stock as described above for all purposes. Upon the mandatory conversion of shares of Series C preferred Stock pursuant to this Section 6(e), all accrued but unpaid dividends thereon shall be paid in cash within seven (7) days following the date on which such shares are converted (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible). The Corporation shall, promptly following the Mandatory Conversion Date, or such earlier date as the certificates representing all of the shares of Series C Preferred Stock held by a holder shall have been duly surrendered by such holder pursuant to this Section 6(e), issue and deliver to such holder, at such holder's address as it shall appear on the records of the Corporation, a certificate or certificates representing that number of fully-paid nonassessable shares of Common Stock issuable upon conversion of such shares pursuant to this Section 6(e).

7.

Redemptions.

(a)

Exercise of Redemption Rights.  The Corporation shall have the right, exercisable at any time, to redeem all, or less than all, of the outstanding shares of Series C Preferred Stock by paying to the holders of the Series C Preferred Stock an amount in cash equal to $1.00 for each outstanding share of Series C Preferred Stock that is redeemed (the "Redemption Price").  Such right shall be exercisable by delivery of a notice of a redemption to the holders of record of the Series C Preferred Stock, at their respective addresses as they shall appear on the records of the Corporation, at least ten (10) days prior to the date established by the Corporation for the redemption (the "Redemption Date").  Such notice shall (i) notify such holders of the number of shares being redeemed and the Redemption Date, (ii) state the place or places at which the shares of Series C Preferred Stock shall, upon presentation and surrender of the certificates evidencing such Series C Preferred Stock, be redeemed, and (iii) state the name and address of the Corporation’s transfer agent for the Series C Preferred Stock if the transfer agent is not the Corporation.  All certificates evidencing shares of Series C Preferred Stock which are required to be surrendered for redemption pursuant to this Section 7(a) (the "Redemption Certificates") shall, on the date such certificates are surrendered to the Corporation at its principal place of business, be deemed to have been retired and canceled and the shares of Series C Preferred Stock represented thereby converted into cash in an amount equal to the Redemption Price for such shares, provided, however, that if any Redemption Certificates are not delivered by the Redemption Date, (i) such certificates shall be deemed to have been retired and canceled, and the shares of Series C Preferred Stock represented thereby for which the Corporation is exercising redemption rights pursuant to this Section 7(a) shall automatically be converted as of the Redemption Date into that number of fully-paid and nonassessable shares of Common Stock equal to the Conversion Number and (ii) the Corporation shall, promptly following the Redemption Date, issue and deliver to the holder of the Series C Preferred Stock represented by the Redemption Certificates, at such holder's address as it shall appear on the records of the Corporation, (x) a certificate or certificates representing that number of fully-paid nonassessable shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock for which the Corporation is exercising redemption rights pursuant to this Section 7(a) and (y) to the extent that the Corporation exercises its right to redeem some but not all of the outstanding shares Series C Preferred Stock under this Section 7(a), a certificate or certificates for that number of shares of Series C Preferred Stock represented by the Redemption Certificates for which the Corporation is not exercising its redemption rights under this Section 7(a) (if any).  From and after the Redemption Date, the shares of Series C Preferred Stock that have been redeemed or converted pursuant to this Section 7(a) shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate.

(b)

Determination of the Number of Shares to be Redeemed.  The number of shares of Series C Preferred Stock redeemable by the Corporation from each holder thereof in the event that the Corporation exercises its right to redeem less than all of the outstanding shares of Series C Preferred Stock under Section 7(a), shall be the number of shares of Series C Preferred Stock determined by multiplying the total number of Series C Preferred Stock to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series C Preferred Stock then held by such holder, and the denominator of which shall be the total number of shares of Series C Preferred Stock then outstanding.

(c)

Payment of Redemption Price; Time Redemption Effected. If any Redemption Certificates are surrendered to the Corporation on or prior to the Redemption Date, the Corporation shall, promptly following the date on which such Redemption Certificates are surrendered (i) pay to the holder thereof, at such holder's address as it shall appear on the records of the Corporation, the Redemption Price for the shares of Series C Preferred Stock represented by the Redemption Certificates so surrendered for which the Corporation is exercising its redemption rights under Section 7(a) and (ii) to the extent that the Corporation exercises its right to redeem some but not all of the outstanding shares Series C Preferred Stock under Section 7(a), a certificate or certificates for the number of shares of Series C Preferred Stock represented by the Redemption Certificates for which the Corporation is not exercising its redemption rights under this Section 7(a) (if any).  Such redemption shall be deemed to have been effected as of the date on which written notice shall have been delivered by the Corporation pursuant to Section 7(a) and the certificate or certificates for such share or shares shall have been duly surrendered.  Upon the redemption or conversion of shares of Series C Preferred Stock pursuant to Section 7(a), all accrued but unpaid dividends shall be paid in cash within seven (7) days following the date on which such shares are redeemed or converted (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

(d)

Effect of Subdivision or Combination of Common Stock on Redemptions.  In the event that the Corporation shall at any time subdivide (by stock split, stock dividend, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Redemption Price for each share of the Series C Preferred Stock shall proportionately decrease.  In the event that the Corporation shall at any time combine (by reverse stock split or otherwise) its outstanding shares of Common Stock into a lesser number of shares, the Redemption Price for each share of the Series C Preferred Shares shall proportionately decrease.

8.

Covenants.  So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal any provisions of the Articles of Incorporation, this Certificate or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock.

9.

Notices. All notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it at its principal executive offices and, if to any holder of Series C Preferred Stock, shall be delivered to such holder at such holder's address as it appears on the stock books of the Corporation.

10.

Waiver.  Any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent of stockholders holding a majority of the shares of the Series C Preferred Stock.